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                                                                    Exhibit 99.1

Contact:  Bruce C. Wheatley                   Jim Fingeroth/Ruth Pachman/
          Commercial Intertech                Andrea Bergofin
          330-740-8580                        Kekst and Company
                                              212-593-2655


                                                           FOR IMMEDIATE RELEASE

                    CUNO FORM 10 DECLARED EFFECTIVE BY SEC;
         SHARES OF SPINOFF WILL BE DISTRIBUTED TO COMMERCIAL INTERTECH
                             ON SEPTEMBER 10, 1996

     --CUNO To Begin When Issued Trading Today on Nasdaq National Market--


Youngstown, Ohio and Meriden, Connecticut: September 9, 1996 -- Commercial Intertech Corp. (NYSE: TEC) and CUNO Incorporated (Nasdaq: CUNO) announced today that CUNO Incorporated's Registration Statement on Form 10 has cleared Securities and Exchange Commission (SEC) review and has been declared effective by the SEC.

Commercial Intertech has set Tuesday, September 10, 1996 for the distribution to its shareholders of 100 percent of the common stock of CUNO, its fluid filtration and purification subsidiary. On that date, the new CUNO shares will be distributed on a basis of one common share of CUNO for each Commercial Intertech common share outstanding. CUNO's stock will begin trading today on a "when issued" basis on the Nasdaq National Market, and will begin trading on Wednesday, September 11, 1996 on a regular basis under the symbol CUNO. Commercial Intertech shares will continue to trade with the right to receive CUNO shares until September 11, 1996, at which time Commercial Intertech will begin trading without CUNO.

"By completing the spin-off of CUNO, Commercial Intertech is fulfilling the strategic plan established earlier this year to separate CUNO from Commercial Intertech.
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CUNO has grown steadily, and we are happy to be able to provide shareholders with the full benefit of what we believe will be the higher stock market multiple valuation for this excellent company that was previously hidden within Commercial Intertech," said Paul J. Powers, Chairman and Chief Executive Officer of Commercial Intertech.

With eight manufacturing facilities in six countries, CUNO offers a full range of filtration and purification products to remove contaminants from fluids and gases to three major market segments, including health care, fluid processing and potable water.

Commercial Intertech is a multi-national manufacturer of Hydraulic Systems and Building Systems and Metal Products. Employing more than 3,000 men and women around the world, the Company has 27 manufacturing facilities in eight countries.


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